As filed with the Securities and Exchange Commission on January 12, 2024

Registration No. 333-83778 Registration No. 333-182993 Registration No. 333-220286 Registration No. 333-257509 Registration No. 333-239543 Registration No. 333-273004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-83778
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182993
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-220286
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-257509
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-239543
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-273004

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chico’s FAS, Inc.
(Exact name of registrant as specified in its charter)

Florida	59-2389435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11215 Metro Parkway Fort Myers, Florida	33966 (Zip Code)
(Address of Principal Executive Offices)

Chico’s FAS, Inc. Deferred Compensation Plan
Chico’s FAS, Inc. Amended and Restated 2012 Omnibus Stock and Incentive Plan
Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan
Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan
(Full title of the plan)

Copies to:
Molly Langenstein Chief Executive Officer, President and Director Chico’s FAS, Inc. 11215 Metro Parkway Fort Myers, Florida 33966 (239) 277-6200		David M. Oliver Executive Vice President – Chief Financial Officer and Chief Accounting Officer Chico’s FAS, Inc. 11215 Metro Parkway Fort Myers, Florida 33966 (239) 277-6200
(Name, address and telephone number, including area code, of agent for service)		and
Christodoulos Kaoutzanis, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
Deregistration of Unsold Securities

These Post-Effective Amendments No.1 (“Post-Effective Amendments”) relate to and amend the following Registration Statements on Form S-8 (collectively, “Registration Statements”) filed by Chico’s FAS, Inc. (“Company”), which have been filed with the Securities and Exchange Commission (“SEC”):

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Registration Statement No. 333-83778, filed with the SEC on March 5, 2002, pertaining to (i) $20,000,000 of Company deferred compensation obligations (“Chico’s Deferred Compensation Plan”), which may be offered or sold under the Chico’s Deferred Compensation Plan; and (ii) an indeterminate amount of plan interests that may be offered or sold under the Chico’s Deferred Compensation Plan;

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Registration Statement No. 333-182993, filed with the SEC on August 1, 2021, and Registration Statement No. 333-220286, filed with the SEC on August 31, 2017, pertaining to 10,500,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of the Company’s common stock, par value $0.01 per share (“Chico’s Common Stock”), and 5,000,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of Chico’s Common Stock, respectively, for issuance pursuant to the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan, subsequently amended and restated as the Amended and Restated Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan;

•
Registration Statement No. 333-257509, filed with the SEC on June 29, 2021, pertaining to 2,000,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of Chico’s Common Stock, for issuance pursuant to the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan; and

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Registration Statement No. 333-239543, filed with the SEC on June 29, 2020, and Registration Statement No. 333-273004, filed with the SEC on June 29, 2023, pertaining to 12,106,883 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of Chico’s Common Stock and 5,750,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of Chico’s Common Stock, respectively, for issuance pursuant to the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan, subsequently amended and restated as the Amended and Restated Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan (“Company Equity Plan”).

On September 27, 2023, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”), by and among Daphne Parent LLC, a Delaware limited liability company (“Parent”), Daphne Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”), and the Company, providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (“Merger”).

On January 5, 2024, the Buyer Parties completed the acquisition of the Company, and the Merger became effective upon the filing of articles of merger with, and its acceptance by, the Secretary of State of the State of Florida (“Effective Time”). At the Effective Time, (i) each share of Chico’s Common Stock (other than shares of Chico’s Common Stock that are (A) held by the Company and its Subsidiaries (as defined in the Merger Agreement); (B) owned by the Buyer Parties; or (C) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties, in each case, as of immediately prior to the Effective Time (“Owned Company Shares”); and (D)  Chico’s Common Stock subject to Company RSAs (as defined below)) outstanding immediately prior to the Effective Time was cancelled, extinguished, and automatically converted into the right to receive $7.60 per share in cash, without interest (“Per Share Price”), and (ii) each Owned Company Share was cancelled and extinguished without any conversion thereof or consideration paid therefor.

Pursuant to the Merger Agreement, at the Effective Time, because of the Merger:

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•
each award of restricted Chico’s Common Stock granted under the Company Equity Plan (each, a “Company RSA”), whether vested or unvested, that was outstanding as of immediately prior to the Effective Time have become fully vested, cancelled, and automatically converted into the right to receive an amount in cash equal to (A) the aggregate number of shares of Chico’s Common Stock subject to such Company RSA, multiplied by (B) the Per Share Price, subject to any required withholding of taxes;

•
each award of time-vesting restricted stock units granted under the Company Equity Plan (each, a “Company RSU Award”), whether vested or unvested, that was outstanding as of immediately prior to the Effective Time have become fully vested, cancelled, and automatically converted into the right to receive an amount in cash equal to (A) the aggregate number of shares of Chico’s Common Stock subject to such Company RSU Award, multiplied by (B) the Per Share Price, subject to any required withholding of taxes; and

•
each award of performance-vesting restricted stock units granted under the Company Equity Plan (each, a “Company PSU Award”), whether vested or unvested, that was outstanding as of immediately prior to the Effective Time have become fully time-vested, cancelled, and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Chico’s Common Stock earned with respect to each Company PSU Award (determined based on (x) for each completed fiscal year during the performance period applicable to such Company PSU Award that ended at least one month prior to the Effective Time, actual performance as determined in accordance with the applicable award agreement, and (y) for each fiscal year during the performance period applicable to the Company PSU Award that did not end at least one month prior to the Effective Time, target performance for such fiscal year), multiplied by (B) the Per Share Price, subject to any required withholding of taxes.

As a result of the consummation of the above transactions in connection with the Merger, the Company has terminated any offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remains unsold or unissued at the termination of the respective offerings and effective upon filing hereof, these Post-Effective Amendments hereby amend the Registration Statements to deregister all shares of Chico’s Common Stock and other securities of the Company that were previously registered under the Registration Statements and that remain unsold or unissued as of the date of these Post-Effective Amendments.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (“Securities Act”) the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Myers, State of Florida, on January 12, 2024.

CHICO’S FAS, INC.

By:	/s/ Brian Keaveney
Name: Brian Keaveney
Title: Vice President (Finance)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.